Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS THIRD QUARTER 2024 RESULTS

Company’s third quarter comparable store sales excluding fuel increased 3.0 percent

Sunbury, PA (November 5, 2024) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week third quarter and 39-week year-to-date period ended September 28, 2024.

“We continue to make progress in a post-inflationary environment affecting our year-over-year comparisons”, said Weis Markets, Inc. Chairman, President, and CEO Jonathan H. Weis. “Despite the challenge, we posted a solid comparable store sales increase in the period and generated net income results that remain in line with our expectations.”

Mr. Weis continued, “We attribute our results to our popular Weis Rewards loyalty marketing program, continuing investments in our Low, Low Price program of more than 10,000 high-demand products which added 448 household essential items across eight non-food categories during the period, and disciplined store-level efficiencies that help us effectively balance customer experience and cost management.  The hard work and commitment of our associates have been crucial to our progress.”

Third Quarter 2024 Results

Net sales totaled $1.19 billion for the 13-week third quarter ended September 28, 2024, compared to $1.16 billion for the 13-week third quarter ended September 30, 2023, up 2.2 percent. Third quarter comparable store sales excluding fuel increased 3.0 percent on an individual year-over-year basis and increased 4.1 percent on a two-year stacked basis.

The Company’s third quarter net income totaled $25.84 million, which included a $4.58 million gain on disposition of fixed assets, compared to $23.23 million in 2023, up 11.3 percent. Third quarter earnings per share totaled $0.96 compared to $0.86 per share in 2023.

Year-To-Date 2024 Results

Net sales totaled $3.55 billion for the 39-week year-to-date period ended September 28, 2024, compared to $3.48 billion for the same period in 2023, up 1.8 percent. Year-to-date comparable store sales excluding fuel increased 2.2 percent on an individual year-over-year basis and increased 5.3 percent on a two-year stacked basis.

The Company’s year-to-date net income totaled $75.26 million, which included a $4.58 million gain on disposition of fixed assets in the third quarter of 2024, compared to $83.31 million in 2023, down 9.7 percent. Year-to-date earnings per share totaled $2.80 compared to $3.10 per share for the same period in 2023.

Quarterly Cash Dividend

The Weis Markets, Inc. Board of Directors declared on October 31, 2024, a quarterly cash dividend of $0.34 per share to shareholders of record as of November 12, 2024, payable on November 26, 2024.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 198 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: competitive and reputational risks; financial, investment and infrastructure risks; information security, cybersecurity and data privacy risks; supply chain and third-party risks; risks created by pandemics (such as the COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees); and legal, regulatory and other external risks. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis based on information currently available to us and speak only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Third Quarter — 2024
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	Increase
	September 28, 2024	September 30, 2023	(Decrease)
Net sales	$1,186,232,000	$1,160,306,000	2.2%

Income from operations	29,558,000	29,673,000	(0.4)%

Income before provision for income taxes	$35,785,000	$31,856,000	12.3%
Provision for income taxes	9,945,000	8,630,000	15.2%
Net income	$25,840,000	$23,226,000	11.3%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.96	$0.86	$0.10

	39 Weeks Ended	39 Weeks Ended	Increase
	September 28, 2024	September 30, 2023	(Decrease)
Net sales	$3,546,602,000	$3,483,975,000	1.8%

Income from operations	89,409,000	107,914,000	(17.1)%

Income before provision for income taxes	$103,441,000	$114,230,000	(9.4)%
Provision for income taxes	28,178,000	30,925,000	(8.9)%
Net income	$75,263,000	$83,305,000	(9.7)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$2.80	$3.10	$(0.30)

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

Third Quarter — 2024

(Unaudited)

	Percentage Change
	13 Weeks Ended
	2024 vs. 2023	2023 vs. 2022
Comparable store sales (individual year)	2.5%	0.8%
Comparable store sales (two-year stacked)	3.3
Comparable store sales, excluding fuel (individual year)	3.0	1.1%
Comparable store sales, excluding fuel (two-year stacked)	4.1%

	Percentage Change
	39 Weeks Ended
	2024 vs. 2023	2023 vs. 2022
Comparable store sales (individual year)	2.0%	2.5%
Comparable store sales (two-year stacked)	4.5
Comparable store sales, excluding fuel (individual year)	2.2	3.1%
Comparable store sales, excluding fuel (two-year stacked)	5.3%